Exhibit 10.1

January 13, 2005

Mr. Edward C. Kuehnle

2009 Washington Avenue

Wilmette, IL 60091

Dear Ed:

The purpose of this letter is to outline the terms of our offer for employment. I am pleased to offer you a position to join our Corporate Executive Team as Executive Vice President, Catalina Marketing Corporation and President, Catalina Marketing Services, working out of the St. Petersburg, Florida Corporate office reporting to me. We expect that you will start on or about January 28, 2005, with a base salary of $14,730.77 per pay period, paid biweekly, annualized at $383,000.

You are also eligible to receive an annual target bonus of 65% of base salary, which based upon your annual base salary, the performance of the Company, and will be influenced by your performance against objectives set by the Company. For FY05, you have the opportunity to earn up to 1.5 times your annual target bonus amount. Bonuses are paid after the fiscal year has ended and you must be an employee at the time of payment. Your bonus for FY05 will be pro-rated to reflect your hire date on or about January 31, 2005 through the end of the fiscal year, March 31st 2005.

We will also recommend, subject to Board of Directors’ approval, that the Board of Directors grant you a New Hire Stock option to purchase 150,000 shares of common stock at the then stated fair market value determined at the first meeting of the Compensation Committee which is held subsequent to your date of hire. It is our intention that the options will vest over 4 years at 25% per year beginning on your date of hire. I am also pleased to inform you that at this position you would be eligible for consideration for allocations of additional equity which could be in the form of stock options or stock units or some combination of the two and that the review for award consideration is usually made at the time following the next annual meeting of stockholders.

Your relocation to St. Petersburg, Florida will be supported by the company. You will be eligible for relocation reimbursement within the first 12 months of employment. Reimbursement will only be made for actual incurred expenses that are eligible within Catalina’s relocation guidelines and within the stated time period. Taxable relocation expenses will be grossed up. If you resign within one (1) year from the date of employment, or your employment is terminated for cause, you will be required, upon termination; to reimburse Catalina Marketing for all relocation assistance provided by the company. In addition, it is agreed that during the first 6 months of employment you will commute between Chicago and St. Petersburg, Florida as necessary. During this time frame, all incurred costs will be covered in accordance with the Catalina T&E policy. A copy of the Catalina Relocation Assistance Guidelines will be forwarded for your review and signature.

As a condition of employment, you are required to execute a Confidentiality Agreement; a form of the agreement will be forwarded. This Confidentiality Agreement covers a wide range of topics that include your affirmation that there are no terms for your length of employment and that you have no conflicts with regards to former employers in fulfilling the responsibilities of this position. You also will commit to protect confidential information forever and not to engage in activities competitive with the scope of Catalina’s current operations or logical future operations during your tenure. You also agree not to solicit Catalina employees for alternate employment or business arrangements within two years after leaving the company.

It is agreed that you would receive a special separation benefit of base salary continuation or lump sum payout at Company discretion should your employment be terminated by Catalina Marketing under certain specified conditions below. This benefit would pay an amount equal to the base salary you would have received over the following twelve (12) month period had your employment not been terminated. It is also agreed that you would receive a special separation benefit of base salary continuation or lump sum payout at the Company’s discretion, over a twelve (12) month period, in the event Catalina were to materially diminish your duties and responsibilities at any time, or should the position you hold as Executive Vice President Catalina Marketing Corporation and President, Catalina Marketing Services no longer report directly to the CEO or COO, and you object in writing within 30 days of the action and an amicable solution is not agreed upon. These separation benefits would be contingent upon signing a release satisfactory to the Company against any claims of any type. You would not be eligible for payout of this benefit if your employment were terminated for Cause. Cause may include, but is not limited to, conviction of a felony, actions against the Company that disparage, harm or injure the Company in any material way, violation of the Employee Confidentiality Agreement, material violations of stated Company policies and repeated failure to perform the duties of your position after written notification and coaching has been given. In addition, we are providing you with a separate Change of Control agreement, a form of the agreement is attached hereto. This Change of Control agreement terminates April 6, 2006 and defines the separation benefits that apply under Change of Control.

Your insurance benefits will be effective the first of the month following one month of employment – March 1, 2005. The Human Resources Department will be pleased to review our benefits program with you and answer any questions. You will be eligible to participate in the Catalina Executive Annual Physical program. In addition, you are also entitled to receive four weeks of vacation per year until such time as the standard Company policy would provide a greater benefit.

Catalina will reimburse you for actual incurred financial planning and/or tax preparation expenses up to $5,000 annually. In addition, Catalina will reimburse you up to $75,000 for the cost of a country club membership initiation fee. In addition, Catalina will reimburse you for monthly dues, in a club which allows use in support of Catalina’s business. If you resign within one (1) year from the date of employment, or you are terminated for cause, you will be required, upon termination; to reimburse Catalina Marketing the amount of the Country Club initiation fee.

On your first day of work, you will need to furnish identification to verify your right to work in the United States. (Most employees provide a social security card and a valid driver’s license).

Catalina Marketing is a Drug-Free Workplace. As a candidate, you are required to submit to a urinalysis at a laboratory chosen by Catalina Marketing within five business days of receiving this letter, and by signing below, release Catalina Marketing Corporation and any of its subsidiaries from liability. Enclosed is a Chain of Custody form and instructions on the drug testing procedures. This offer of employment is contingent upon our receiving a negative drug test result.

As part of our hiring process, we will be conducting a background check. Please fax the release form to us at [XXXX] within two business days of receiving this letter. This offer of employment is contingent upon a satisfactory background screen.

Because Catalina Marketing Corporation is an “At Will” employer, please understand that the length of your employment is not guaranteed. Either party has the ability to terminate the relationship at any time for any reason. This represents the complete agreement between you and Catalina Marketing Corporation regarding the subject of job tenure.

You hereby represent and warrant (i) that your acceptance and performance under this Offer Letter will not violate any other agreements or arrangements that you have entered into with any other individual or entity, whether written or oral; and (ii) that you have and will continue to have the full right, power and authority to accept the terms of this offer letter and perform the services hereunder.

If you are agreeable to the above terms, please sign the enclosed copy of this letter and return it by facsimile to Human Resources at [XXXX] and mail an original in the enclosed envelope to Human Resources by January 17, 2005.

Ed, I am truly excited about your candidacy to join our team. I believe we are building a committed, experienced, and energized executive team. On behalf of Catalina Marketing Corporation, the Executive Team and Catalina Marketing Services, we hope you will be part of our future!

Sincerely,	ACCEPTANCE:
/s/ Dick Buell		/s/ Edward C. Kuehnle
Edward C. Kuehnle
Dick Buell
January 16, 2005
CEO		Date